Exhibit 10.30

SETTLEMENT, WAIVER AND

GENERAL RELEASE AGREEMENT

THIS SETTLEMENT, WAIVER AND GENERAL RELEASE AGREEMENT (this “Settlement Agreement”) is made and entered into as of this 1st day of June, 2004 (“Effective Date”), by and between MetaSolv Software, Inc., a Delaware corporation (“Employer”), and James P. Janicki (the “Executive”).

WHEREAS Executive and the Employer are parties to an “Employment Agreement” dated December 1, 2002;

WHEREAS Executive and the Employer amended and supplemented the terms of the Employment Agreement by an oral agreement that was reflected in the written minutes of the Board of Directors Special Meetings of the Employer and its parent company (MetaSolv, Inc.) that were held on July 28, 2003;

WHEREAS there are various subsidiary entities owned or controlled by MetaSolv, Inc., including Employer (hereinafter the “MetaSolv Companies”), in some of whom Executive holds the office of director or executive.

WHEREAS Executive has tendered his resignation, for reasons of his own and the Employer’s convenience and not for “Good Reason” as contemplated by the Employment Agreement, to the Employer in a letter dated March 31, 2004, and the Employer and MetaSolv, Inc. have accepted his resignation in a letter dated April 12, 2004, from John W. White, Outside Lead Director of the Employer and MetaSolv, Inc.;

WHEREAS concurrent with his resignation from the employment of the Employer, Executive has also resigned his positions as executive chairman of the board of the Employer and of MetaSolv, Inc., and as a member of the Board of Directors of the Employer and of MetaSolv, Inc.; and

WHEREAS the Employment Agreement provides for, upon the termination of Executive’s services, the execution of an agreement acceptable to the Employer including waivers, releases and other terms consistent with those contained in this Severance Settlement Agreement.

NOW THEREFORE FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment and Other Positions.

a.

Effective July 30, 2004 (the “Termination Date”), the Executive’s employment with the Employer will terminate under Section 8(E) of the Employment Agreement, and it is stipulated that the termination is on grounds other than for Good Reason as defined in the Employment

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Agreement. The Executive’s resignation as Executive Chairman of the Board of Directors of the Employer and of MetaSolv, Inc. will be effective June 16, 2004, at the close of the annual shareholder meeting, and the Executive’s resignation as a member of the Board of Directors of the Employer and of MetaSolv, Inc., will be effective July 30, 2004. Furthermore, the Executive hereby resigns immediately, and the Employer, MetaSolv, Inc. and any affected MetaSolv Company hereby accept such resignation, with respect to any other position as officer, employee, or director, with respect to any MetaSolv Company other than Employer or MetaSolv, Inc.

b.	Executive and the Employer stipulate that the written notice requirements relating to termination under Section 8(E) of the Employment Agreement are met.

2. Settlement Payment. Pursuant to the resolutions reached by the Board of Directors of the Employer and of MetaSolv, Inc. as reflected in the Minutes of their Special Meeting of July 28, 2003, and accordingly as described in Section 9(B) of the Employment Agreement, the parties mutually agree that on or before July 30, 2004 the Employer shall pay to Executive the total sum of Five Hundred Thirty-Eight Thousand Three Hundred Sixty-six and 50/100 Dollars ($538,366.50) (calculated as one times Executive’s Base Salary under the Employment Agreement, plus one times Executive’s annual target performance bonus as determined pursuant to the Employer’s Performance Bonus Plan). The foregoing amount will be payable as follows: $420,000.00 on or before July 15, 2004; $118,366.50 within thirty days of July 30, 2004, and following MetaSolv’s receipt of the fully executed Re-Affirmation Statement attached hereto as Attachment A. All payments made hereunder shall be subject to customary withholding and other employment taxes. One-fourth (¼) of the settlement payment hereunder shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended, and as described in Paragraph 3 hereof, and the Executive agrees that such consideration is in addition to anything of value to which he is already entitled. One-fifth (1/5) of the settlement payment hereunder shall be conditioned upon and in consideration of the Executive’s execution and delivery to MetaSolv, Inc. of the fully executed Re-Affirmation Statement attached hereto as Attachment A. The remainder of the value of the settlement payment shall be in consideration of both the release of all other claims, and the covenants and other agreements described below in Paragraphs 4 through 11. No other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Employer, and any such sums (whether or not owed) are hereby expressly waived by the Executive; provided, however, that the Executive (i) may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, (ii) shall be entitled to receive his account balance, if any, under the Employer’s Section 401(k) Plan in accordance with the terms of such Plan. In addition, all options to purchase common stock of the Employer granted to the Executive pursuant to the Employer’s Long-term Incentive Plan shall become, on July 30, 2004, Vested Shares as defined in any Stock Option Agreement(s) between the Executive and the

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Employer on the Termination Date and, subject to Paragraph 10, below, the Executive shall have one (1) year from the Termination Date to exercise any unexercised Vested Shares held by his on the Termination Date. In consideration of Executive’s agreeing to the terms of Paragraph 10 below, the Company has agreed to the payment schedule in this paragraph above, and further agrees that upon his termination it shall transfer to Executive AS-IS, WHERE IS, AND WITHOUT WARRANTY OF ANY KIND, the personal property listed on Schedule A of this Agreement.

3. COBRA Payments. Employer agrees to make payments directly to its insurance carrier to continue, until the earlier of (a) the end of Executive’s eligibility for COBRA-mandated coverage, or (b) February 1, 2006, COBRA-mandated coverage of health benefits for Executive and his family, to the extent that such health benefits were in force for Executive and his family under Employer’s insurance policy on July 30, 2004 and the employee and/or family members elect COBRA coverage.

4. General Release. As a material inducement to the Employer to enter into this Settlement Agreement and in consideration of the payments made or to be made by the Employer to the Executive in Paragraphs 2 and 3 above, the Executive, with full understanding of the contents and legal effect of this Settlement Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Employer, each of the MetaSolv Companies, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract (including but not limited to the Employment Agreement), statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy (collectively, the “Claims”). Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Texas Commission on Human Rights Act, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Employer, the termination of his employment with the Employer, or involving any continuing effects of his employment with the Employer or termination of employment with the Employer. In this regard, and for the applicable consideration described in Paragraph 2 above, the Executive further

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agrees to execute and deliver to Employer, on July 30, 2004, the Re-Affirmation Statement attached hereto as Attachment A. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Texas.

5. Covenant Not to Sue. The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 4 hereof, and further agrees that this Settlement Agreement, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Settlement Agreement, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

6. Indemnification.

A. The Executive will fully indemnify the Employer, each of the MetaSolv Companies, and its shareholders, officers, directors, employees and independent contractors, and their parent, subsidiary and affiliate entities, against and will hold its shareholders, officers, directors, employees and independent contractors, and their parent, subsidiary and affiliate entities, harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys’ fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Settlement Agreement and the conduct of the Executive hereunder, including without limitation any material breach or failure to comply with any or all of the provisions of this Settlement Agreement.

B. Notwithstanding the releases contained in Paragraphs 4 and 5 of this Agreement, and notwithstanding any other language otherwise to the contrary in this Agreement, Executive and Employer expressly agree that this Settlement Agreement shall not modify, affect, or waive any of the following, nor any rights, protections, duties or obligations of either Executive or MetaSolv, Inc. under: (1) that certain Indemnification Agreement entered into as of the 8th day of September, 1999, between Executive and MetaSolv Software, Inc. (and subsequently assigned to MetaSolv, Inc.); (2) any of the terms of MetaSolv, Inc.’s bylaws relating to the indemnification of Executive in his capacity as an officer or director of MetaSolv, Inc. Executive represents and warrants that to the best of his personal information, knowledge and belief, at the time of the signing of this Settlement Agreement he is not aware of any facts or circumstances that would support a claim for which indemnification would be provided to Executive under said Indemnification Agreement or bylaws, other than any such

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matter for which written notice has previously been given by MetaSolv, Inc. to its directors’ and officers’ liability insurance carrier.

7. No Disparaging, Untrue Or Misleading Statements. From and after the execution of this Settlement Agreement, the Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about the Employer or any other of the MetaSolv Companies. Executive also represents that he has not made and that he will not make any such statements about the Employer’s or any other MetaSolv Company’s products or services or about or relating to any officer, director, agent, employee, or other person acting on the Employer’s behalf, or on behalf of any of the other MetaSolv Companies.

8. Protective Covenants and Agreements. As of the Effective Date of this Settlement Agreement, the Executive hereby reaffirms each and every of his obligations and MetaSolv Company rights under Paragraph 10 (Protective Covenants) of the Employment Agreement, and affirms his continuing agreement to perform under each and every term of said Paragraph 10, which is incorporated into the terms of the Settlement Agreement by reference, as if fully set forth at length herein. Executive further represents and warrants that as of the date of this Settlement Agreement he has not committed any substantial or material breach of the Employment Agreement.

9. Non-Compete and Non-Solicitation. In addition to any matters stated in the Employment Agreement, Executive agrees to the following:

(a) For a period of twelve (12) months following the Termination Date, Executive will not, without the express prior written consent of the Employer, solicit or encourage any employee of any of the MetaSolv Companies to terminate his or her employment relationship with such MetaSolv Company, nor discourage any potential employee of any of the MetaSolv Companies from accepting employment with a MetaSolv Company.

(b) For a period of twelve (12) months following the Termination Date, Executive will not provide advice or recommendations to any customer or potential customer of any of the MetaSolv Companies to discourage the purchase of any MetaSolv Company’s products or services.

10. Exercise of Options. Notwithstanding any rights in the Employment Agreement, any stock option agreement, or in the Long-Term Incentive Plan of the Employer or MetaSolv, Inc. related to the timing of exercise of stock options, and for the consideration described in the final sentence of Paragraph 2 above, the Executive agrees that on or before July 15, 2004, and prior to the termination of his employment with the Employer, he will complete the exercise and payment of $401,200 relating to the stock options in MetaSolv, Inc. that are listed on Schedule B of this Settlement Agreement.

11. Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits, administrative proceedings, required public

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disclosures or filings, or such disclosures and filings deemed by Employer to be advisable in relation to corporate governance or regulatory compliance matters (including but not limited to Employer’s or MetaSolv, Inc.’s making Section 16 filings with the SEC on Executive’s behalf, where authorized by Executive to do so and where Employer or MetaSolv, Inc. has agreed to do so, at its sole discretion), or other related administrative matters involving Employer or any other of the MetaSolv Companies, the Executive agrees to make himself available, upon reasonable notice from the Employer, to provide information or documents, provide declarations or statements to the Employer, meet with attorneys or other representatives of the Employer, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. In the event that Executive is required to cooperate with the Employer as set forth above, such cooperation shall be at no cost to the Executive and the Employer shall reimburse the Executive for any out of pocket expenses incurred.

12. Severability. If any provision of this Settlement Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Settlement Agreement, as the case may require, and this Settlement Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Settlement Agreement modify the Settlement Agreement so that, once modified, the Settlement Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

13. Waiver. A waiver by the Employer of a breach of any provision of this Settlement Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

14. Miscellaneous Provisions.

(a) The Executive agrees that unless and until this Settlement Agreement has been publicly disclosed by Employer or by MetaSolv, Inc., he will keep the terms and amounts set forth in this Settlement Agreement completely confidential and will not disclose any information concerning this Settlement Agreement’s terms and amounts to any person other than his present attorney, accountant, tax advisor, or immediate family.

(b) The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Settlement Agreement, has knowingly and voluntarily entered into this Settlement Agreement freely and without

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coercion, and acknowledges that on or before May 15, 2004, the Employer advised that he had twenty-one (21) days within which to consider this Settlement Agreement or its predecessor draft. The Executive is voluntarily entering into this Settlement Agreement and neither the Employer nor its agents, representatives, or attorneys made any representations concerning the terms or effects of this Settlement Agreement other than those contained in the Settlement Agreement itself.

(c) The Executive acknowledges that he has seven (7) days from the date this Settlement Agreement is executed in which to revoke his acceptance of this Settlement Agreement, and this Settlement Agreement will not be effective or enforceable until such seven (7)-day period has expired.

15. Complete Agreement. This Settlement Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to (a) actual or potential claims arising from or related to the Executive’s employment or offices with the Employer or any other MetaSolv Company, or (b) the termination of the Executive’s employment or offices with the Employer or any other MetaSolv Company; provided, however, that all obligations and rights arising under the following shall be unaffected hereby unless expressly stated to the contrary herein, and shall remain in full force and effect: (i) Agreement Regarding MetaSolv Software, Inc. Information and Property and Restriction on Use of Third Party Information; (ii) MetaSolv Software, Inc. Trade Secret Policy Statement; (iii) MetaSolv Software, Inc. Policies and Procedures Corporate Credit Cards, received by Executive, as to any amounts charged on or prior to the execution of this Settlement Agreement; (iv) the Employment Agreement (with acknowledgment of the termination of Executive’s employment as provided herein and the effects of such termination as provided for in the Employment Agreement). The foregoing listed items are incorporated into this Settlement Agreement by reference as if fully set forth at length herein, and the Executive affirms that he has carefully reviewed these foregoing items again, and understands them and their effects in the context of the execution of this Settlement Agreement.

16. Reimbursement. If the Executive or his heirs, executors, administrators, successors or assigns (a) breaches Paragraphs 5 through 11 of this Settlement Agreement, or (b) attempts to challenge the enforceability of this Settlement Agreement, or (c) files a charge of discrimination, a lawsuit, or a claim of any kind for any matter released herein, the Executive or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Employer all payments made to his or them under this Settlement Agreement and under Section 9 of the Employment Agreement, and to indemnify and hold harmless the Employer from and against all liability, costs and expenses, including attorneys’ fees, arising out of said breach, challenge or action by the Executive, his heirs, executors, administrators, successors or assigns.

17. Amendment. This Settlement Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Employer.

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18. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Settlement Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Settlement Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Settlement Agreement shall be construed as if the parties jointly prepared this Settlement Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

19. Applicable Law. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to its conflict of law provisions. Sole and exclusive venue for any court action commenced to enforce this Settlement Agreement shall have be within any state or federal court of competent subject matter jurisdiction in the County of Collin, Texas. In, addition, the Executive waives any right to challenge in another court any judgment entered by such Collin County, Texas court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum.

20. Arbitration. The parties hereto agree to reaffirm the responsibility of the parties under Paragraph 20 of the Employment Agreement and further agree that Paragraph 20 of the Employment Agreement shall be modified to also apply to any controversy, claim, or dispute relating to this Settlement Agreement.”

21. Consultation of Counsel. Executive acknowledges that he has been advised, or by this Agreement is being advised, in writing to consult with an attorney prior to execution of this Settlement Agreement.

22. Settlement Agreement is Voluntary. This Settlement Agreement is freely and voluntarily entered into by the parties hereto and each party states that he has read this Settlement Agreement, has obtained the advice of counsel if he so desires, understands all of the terms of this Settlement Agreement, and executes this Settlement Agreement voluntarily of his own free will and accord with full knowledge of the legal significance and consequences of this Settlement Agreement. Executive expressly represents and warrants that he has not been coerced, or forced to execute or enter into this Settlement Agreement, under any form of duress, and is instead entering into the Settlement Agreement by choice and of his own free will.

23. Execution of Settlement Agreement. This Settlement Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Settlement Agreement.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND

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OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Executive and the Employer have voluntarily signed this Settlement Agreement and General Release consisting of nine (9) pages on the date set forth above.

METASOLV SOFTWARE, INC.

By:
	T. Curtis Holmes, Jr. President and Chief Executive Officer	James P. Janicki

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SCHEDULE A – PERSONAL PROPERTY TRANSFERRED TO EXECUTIVE

The following personal property, and all title of any MetaSolv Company thereto, is transferred to Executive, effective with the termination of Executive’s employment on July 30, 2004.

1)	Dell Computer, Serial #_________________________________

2)	Phone, Serial # __________________________________________

Executive agrees that he shall delete on or before July 30, 2004, any and all MetaSolv proprietary information from the personal property items described above, including but not limited to MetaSolv software products, documentation, customer lists, and other information described as Confidential Information in Paragraph 10 of the Employment Agreement. Executive further agrees that to the extent that licenses to 3d-party software applications or information on the Dell Computer are not freely transferable to Executive, that upon MetaSolv’s written request Executive will also delete such 3d-party software applications.

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SCHEDULE B – STOCK OPTIONS TO BE EXERCISED

The following stock options shall be exercised by Executive prior to termination of his employment, pursuant to Paragraph 10 of this Settlement Agreement.

Option Number	Option Date	Plan/Type	Share Options Outstanding	Price
00000319	3/13/1997	92/ISO	670,000	$0.3350
00000320	4/1/1995	92/ISO	100,000	$0.2350
00000324	3/20/1998	92/ISO	200,000	$0.6000
00003529	2/25/2003	LTI/NQ	25,000	$1.3300

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Attachment A to Settlement, Waiver and General Release Agreement

RE-AFFIRMATION STATEMENT

Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Settlement, Waiver and General Release Agreement to which this Re-Affirmation Statement is attached.

(a) The Executive hereby finally, unconditionally, irrevocably and absolutely releases, acquits and forever discharges the Released Parties from any and all Claims that the Executive may have against any of them arising on or before July 30, 2004, the date of his execution of this Re-Affirmation Statement.

(b) Executive acknowledges that the consideration provided pursuant to Paragraph 2 of the Settlement Agreement constitutes valid consideration for the release, acquittal and discharge of all Claims as provided in this Re-Affirmation Statement.

(c) Pursuant to this Re-Affirmation Statement, the Executive and the Employer reaffirm, as of the date of this Re-Affirmation Statement, all covenants, agreements, acknowledgements and understandings provided in Paragraphs 4, 5 and 6 of the Settlement Agreement and agree that the covenants, agreements, acknowledgements and understandings provided therein apply to this Re-Affirmation Statement.

METASOLV SOFTWARE, INC.

By:
T. Curtis Holmes, Jr. President and Chief Executive Officer

James P. Janicki

Date: July 30, 2004

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